EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13G to which this agreement is attached as an exhibit, relating to the Common Stock of QHSLab, Inc., and any amendments thereto, is and shall be filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Each of the undersigned is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein. No undersigned person is responsible for the completeness or accuracy of the information concerning any other undersigned person unless such person knows or has reason to believe that such information is inaccurate.

Neither the execution of this agreement nor the joint filing of the Schedule 13G shall be construed as an admission that the undersigned constitute a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 or Rule 13d-5(b) thereunder.

This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Date: September 10, 2026

THE JUSTIN B. SMOLLAR IRREVOCABLE TRUST DTD 2/13/2023

By: /s/ Justin B. Smollar
Justin B. Smollar, Trustee

/s/ Justin B. Smollar
Justin B. Smollar, individually